EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports Fourth Quarter Sales Results

San Francisco, Calif., February 5, 2009 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the fourth fiscal quarter ended January 31, 2009, of $285.3 million, an increase of 4% compared to net sales from retail operations of $275.3 million for the fourth fiscal quarter ended February 2, 2008. Comparable store sales for the fiscal quarter decreased 2%.

The Company now expects earnings for the fourth fiscal quarter to be in the range of $0.96 to $1.00 per diluted share. For the full fiscal year of 2008, earnings are now expected to be in the range of $3.16 to $3.20 per diluted share.

“We continued to see a very price-sensitive customer throughout the quarter,” said Matthew McCauley, Chairman and CEO. “As a result, our marketing efforts focused on driving traffic and speaking to value. This strategy helped drive top-line sales and earnings for the quarter, but at lower margin rates. We continue to expect earnings for 2009 to be below 2008 levels.”

Management Presentation

For more information about January and fourth quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, February 5 at 7:55 a.m. ET through Wednesday, February 11 at 11:59 p.m. PT.

The live broadcast of the discussion of fourth quarter 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, March 11, 2009. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 18, 2009, at 800-642-1687.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of January 31, 2009, the Company operated a total of 886 retail stores: 615 Gymboree® stores (583 in the United States, 29 in Canada and 3 in Puerto Rico), 118 Gymboree Outlet stores, 115 Janie and Jack® shops and 38 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 609 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the fourth fiscal quarter ended January 31, 2009, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of January 31, 2009. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack and Crazy 8 are registered trademarks of The Gymboree Corporation.

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